Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST Amendment to Lease Agreement (this “Amendment”) is made as of the 20th day of May, 2024 (the “Effective Date”) by and between BIYNAH CLEVELAND, LLC, a Delaware limited liability company, BIP CLEVELAND, LLC, a Delaware limited liability company, and EDENVALE INVESTORS, LLC, a Delaware limited liability company (collectively, “Landlord”), and NEUROONE MEDICAL TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A. Pursuant to that certain Lease Agreement, dated as of October 7, 2019 (the “Original Lease”, as amended hereby, the “Lease”), Landlord leases to Tenant and Tenant leases from Landlord certain space comprised of approximately 6,993 square feet (the “Premises”) as more particularly set forth in the Original Lease, located within the Project commonly known as the Edenvale Crossing and located at 7599 Anagram Drive, Eden Prairie, Minnesota, as more particularly defined in the Original Lease.

B. The initial Term expires on March 31, 2025.

C. Landlord and Tenant desire to amend the Original Lease to extend the Term as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Recitals; Definitions. The foregoing recitals are true, correct and complete and are hereby incorporated in this Amendment by this reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Original Lease.

2. Extension of Term. The Term is hereby extended for a period of Thirty-Nine (39) months, commencing on April 1, 2025 and expiring on June 30, 2028 (the “Extended Term”). As used in the Lease, all references to the “Term” shall include the Extended Term and the term “Expiration Date” shall mean June 30, 2028.

3. Base Rent. During the Extended Term, Base Rent payable for the Premises shall be as follows:

Time Period	Annual Base Rental Rate(per square foot)	Annualized Base Rent	Monthly Base Rent
April 1, 2025 – March 31, 2026	$11.00	$76,923	$6,410
April 1, 2026 – March 31, 2027	$11.39	$79,615	$6,635
April 1, 2027 – March 31, 2028	$11.78	$82,402	$6,867
April 1, 2028 – June 30, 2028	$12.20	$85,286	$7,107

Provided that Tenant is not in Default, Tenant shall receive an abatement of Base Rent for the following months of the Extended Term: April of 2025, May of 2025, and June of 2028. During such months, Tenant shall continue to pay Tenant’s Monthly Reimbursement Amount and all other amounts payable by Tenant under the Lease. In the event of a Default by Tenant, in addition to all other remedies available to Landlord under the Lease, any abatement of Base Rent remaining shall cease and Tenant shall pay to Landlord all amounts previously abated.

4. Condition of Premises. Provided there is no Default by Tenant and Landlord has obtained all required approvals and permits for said work, Landlord agrees to perform the work described in Exhibit A attached hereto (“Landlord’s Work”). The cost of Landlord’s Work shall be paid directly by Landlord up to $3,000. Tenant shall pay for Landlord’s Work in excess of $3,000. Except for Landlord’s Work, Tenant accepts the Premises and in its as-is, where-as, with-all-faults condition. Tenant shall provide Landlord and Landlord’s consultants and contractors with access to the Premises at such times as required by Landlord for Landlord to perform Landlord’s Work and shall not interfere with said work. Tenant acknowledges and agrees that Landlord’s Work will be performed during regular business hours and while Tenant is occupying the Premises and as a result, Tenant may suffer interruption and/or interference with Tenant’s business operations. Landlord agrees to use commercial reasonable efforts to minimize such interruption and/or interference. For the avoidance of doubt, commercially reasonable efforts do not include performing work outside of regular business hours. Landlord shall not be liable for any loss or damage resulting from such interruption and/or interference with Tenant’s business operations and/or use of the Premises, except in the event that such loss or damage arises from the gross negligence or willful misconduct of Landlord, its agents, contractors or consultants. Except for claims arising from the gross negligence or willful misconduct of Landlord, its agents, contractors or consultants, Tenant hereby waives any claim against Landlord for loss or damages as a result of such interruption and/or interference.

5. Tenant’s Termination Option. Tenant shall have the option (the “Termination Option”) to terminate the Lease prior to the Expiration Date upon Tenant’s written notice thereof to Landlord (the “Termination Notice”), with such termination being effective on March 31, 2027 (the “Early Termination Date”). Tenant’s Termination Option shall be subject to and conditioned upon Tenant’s strict compliance with the following terms and conditions:

a. The Lease is in full force and effect and Tenant is neither in Default (i) at the time Tenant exercises the Termination Option, nor (ii) anytime thereafter; provided however, Landlord shall have the right at its sole discretion to waive this non-Default condition.

b. Tenant shall exercise the Termination Option by sending to Landlord the Termination Notice, which Termination Notice must be received by Landlord on or before September 30, 2026 (the “Termination Notice Date”). Once exercised, Tenant shall not be permitted to rescind said Termination Notice.

c. Tenant shall pay to Landlord a nonrefundable termination fee (the “Termination Fee”) equal to three (3) months of gross Rent (i.e. Base Rent in the amount of $19,903.83 plus three months of Monthly Estimated Tenant Reimbursement Amount (at the rental rates then in effect on the Termination Notice Date)) or before the Termination Notice Date. Tenant’s obligation to pay the Termination Fee shall survive the termination of the Lease or expiration of the Term.

d. Tenant shall be responsible for all Base Rent, Tenant Reimbursement Amount, and all other amounts payable by Tenant under the Lease, though to and including the Early Termination Date.

e. On the Early Termination Date, Tenant shall vacate and surrender to Landlord the Premises in the condition required under the Original Lease, and the parties shall have no further obligations under the Lease, except those that expressly survive the termination of the Lease or expiration of the Term.

f. The Termination Option is a personal option in favor Neuroone Medical Technologies Corporation, a Delaware corporation and any Permitted Transferee (“NOM”) and shall automatically terminate upon any transfer of the Lease by NOM.

Time is of the essence. Tenant’s failure to strictly comply with the provisions of this Section 5 shall result in Tenant’s Termination Option being deemed void and of no further force and effect.

6. Brokers. Each of Landlord and Tenant hereby represent that there are no brokers or sales agents due any fees or commissions in connection with this Amendment, except for CBRE, Landlord’s broker (“Landlord’s Broker”) and Newmark Knight Frank, Tenant’s broker (“Tenant’s Broker”). Landlord will pay the commissions owed to Landlord’s Broker and Tenant’s Broker pursuant to and to the extent there is a separate written agreement with said brokers. Tenant hereby indemnifies and holds harmless Landlord from any claim from any third party claiming to be Tenant’s agent and therein demanding a fee for the transaction contemplated by this Amendment.

7. Notice Address. Notwithstanding the Original Lease to the contrary:

All notices and demands given by Tenant to Landlord required under the Lease shall be given in accordance with Article 1 of the Original Lease to the following address: Biynah Cleveland, LLC, a Delaware limited liability company, BIP Cleveland, LLC, a Delaware limited liability company, and Edendale Investors, LLC, a Delaware limited liability company (dba Edenvale Holdings) c/o Biynah Industrial Partners, 5353 Wayzata Boulevard, Suite 205, Minneapolis, Minnesota 55416, Attn: Jeffery M. Josephs, (e) [*] and to Landlord’s Property Manager at the following address: BIP Management, LLC c/o Biynah Industrial Partners, 5353 Wayzata Boulevard, Suite 205, Minneapolis, Minnesota 55416, Attn: Jeffery M. Josephs, (e) [*].

8. Entire Agreement. This Amendment and the Lease represent the entire agreement between the parties hereto. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises. Nothing in this Amendment shall be deemed as a waiver by Landlord of any rights or remedies it has under the Lease in connection with any past due rent owed by Tenant. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the Premises.

9. Tenant’s Representations. Tenant represents that to the best of its knowledge (a) there are no uncured defaults by Tenant under the Lease and Tenant is not aware of the existence of any circumstances that would constitute a default under the Lease if not cured within any applicable grace period after notice by Landlord to Tenant, and (b) Tenant has not previously transferred, encumbered, assigned or sublet any portion of the Premises nor any interest of Tenant under the Lease. Tenant represents that to the best of its knowledge Landlord is not in default under any of the terms of the Lease and Tenant has no demands, offsets, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims, arising out of, or in connection with the Lease. Notwithstanding anything in the Lease to the contrary, except as expressly set forth in this Amendment, Tenant waives any and all rights to allowances for improvements, renewal rights or options to extend the Term of the Lease, rights to terminate the Lease, and expansion rights, rights of first offer or first rights of refusal, including without limitation the options set forth in Articles 21 and 22 of the Original Lease. To the extent such rights existed, as of the Effective Date of this Amendment, such rights are hereby waived and of no further force or effect.

10. Miscellaneous. Except as specifically amended in this Amendment, the Original Lease continues, unmodified, in full force and effect. This Amendment constitutes the entire agreement between Landlord and Tenant with respect to the subject matter contained in this Amendment. In the event of any conflict or inconsistency between the terms and provisions of the Original Lease and the terms of this Amendment, the terms of this Amendment shall govern and control. This Amendment may be executed in any number of counterparts, and each of which when executed is considered an original, but all of which together shall constitute one instrument. This Amendment may be delivered by facsimile, DocuSign or comparable e-signature methods, or e-mail and the parties agree to accept and be bound by facsimile, e-signature, and/or e-mail signatures.

[signature page follows]

Signature Page to First Amendment to Lease Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the parties herein have hereunto set their hands and seals, the day and year first above written.

TENANT:		LANDLORD:

NEUROONE MEDICAL TECHNOLOGIES CORPORATION, a Delaware corporation		BIYNAH CLEVELAND, LLC, a Delaware limited liability company

By:	/s/ Ron McClurg	By:	/s/ Jeffery Josephs
Name:	Ron McClurg	Name:	Jeffery Josephs
Its:	Chief Financial Officer	Its:	Manager

BIP CLEVELAND, LLC, a Delaware limited liability company

		By:	/s/ Jeffery Josephs
		Name:	Jeffery Josephs
		Its:	Manager

EDENVALE INVESTORS, LLC, a Delaware limited liability company

		By:	/s/ Jeffery Josephs
		Name:	Jeffery Josephs
		Its:	Manager

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